As filed with the Securities and Exchange Commission on March 25, 2019
Registration No. 333-[_____]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Kandi Technologies Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	90-0363723
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(86 - 579) 82239856

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Hu Xiaoming, Chief Executive Officer
Kandi Technologies Group, Inc.
Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(86 - 579) 82239856

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Elizabeth F. Chen, Esq.

Pryor Cashman LLP
7 Times Square
New York, N.Y. 10036

(212) 421-4100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, $0.001 par value per share	7,639,364	$6.50	$49,655,866.00	$6,018.29	(3)

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall register and be deemed to cover any additional shares of common stock of the Registrant which may be offered or become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $6.50, the average of the high and low reported sales prices of the Registrant’s common stock on the NASDAQ Global Select Market on March 25, 2019.
(3)	Paid herewith.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
SUBJECT TO COMPLETION, DATED MARCH 25, 2019

Kandi Technologies Group, Inc.

7,639,364 Shares
of
Common Stock

This prospectus relates to the resale, from time to time, of up to 7,639,364 shares of our common stock, par value $0.001 per share, which may be offered and sold from time to time by certain stockholders set forth in the “Selling Stockholders” section of this prospectus. The shares of common stock that are being registered for resale pursuant to the registration statement of which this prospectus forms a part were issued by our company to the holders of the outstanding equity interests of Jinhua An Kao Power Technology Co., Ltd. and SC Autosports LLC (f/k/a Sportsman Country, LLC) in connection with the acquisition of such entities.

The selling stockholders will receive all of the net proceeds from the sale of common stock offered hereby. The selling stockholders may resell the shares of common stock offered for resale through this prospectus to or through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from the sale of these shares by the selling stockholders, but we will bear all costs, fees and expenses in connection with the registration of the shares of common stock offered by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares of common stock offered for resale through this prospectus.

The selling stockholders will determine where they may sell the shares in all cases, including, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. For information regarding the selling stockholders and the times and manner in which they may offer or sell shares of our common stock, see “Selling Stockholders” or “Plan of Distribution.”

Our common stock is listed on the NASDAQ Global Select Market under the symbol “KNDI.” On March 25, 2019, the last reported sale price for our common stock on the NASDAQ Global Select Market was $6.10 per share.

Investing in shares of our common stock involves certain risks. See “Risk Factors” beginning on page 7 of this prospectus. In addition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. You should carefully read and consider these risk factors before you invest in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2019

i

ABOUT THIS PROSPECTUS

You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information.” Neither we nor the selling stockholders have authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus, including in any of the materials that have been incorporated by reference into this prospectus or any accompanying prospectus supplement. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.

You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information that has been incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

Unless the context otherwise requires, the terms “KNDI,” “the Company,” “we,” “us,” and “our” in this prospectus each refer to Kandi Technologies Group, Inc., our subsidiaries, and our consolidated entities. “China” and the “PRC” refer to the People’s Republic of China.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference, and may not contain all the information that may be important to you. You should carefully read this entire prospectus, as well as the information incorporated herein by reference, before deciding whether to invest in our securities.

The Company

We were incorporated under the laws of the State of Delaware on March 31, 2004 as Stone Mountain Resources, Inc. On August 13, 2007, we changed our name. to Kandi Technologies, Corp., and on December 21, 2012, we further changed our name to Kandi Technologies Group, Inc.

Headquartered in Jinhua City, Zhejiang Province, PRC, we are one of China’s leading producers and manufacturers of electric vehicle (“EV”) products, EV parts, and off-road vehicles for sale in China and global markets. We conduct our primary business operations through our wholly-owned subsidiaries, Zhejiang Kandi Vehicles Co., Ltd. (“Kandi Vehicles”) and Sportsman Country, LLC, which changed its name to SC Autosports LLC in August 2018, and the partially and wholly-owned subsidiaries of Kandi Vehicles.

Corporate Structure

Our organizational chart as of March 18, 2019 is as follows:

Operating Subsidiaries

Pursuant to certain agreements establishing the variable interest entity relationship that were executed in January 2011, Kandi Vehicles is entitled to 100% of the economic benefits, voting rights and residual interests (100% of profits and losses) of Jinhua Kandi New Energy Vehicles Co., Ltd. (“Kandi New Energy”). Kandi New Energy currently holds battery pack production licensing rights and supplies battery packs to the JV Company (as such term is defined below).

In April 2012, pursuant to an agreement with the shareholders of YongkangScrou Electric Co, Ltd. (“YongkangScrou”), we acquired 100% of YongkangScrou, a manufacturer of automobile and EV parts. YongkangScrou currently manufactures and sells EV drive motors, EV controllers, air conditioners and other electric products to the JV Company.

In March 2013, pursuant to a joint venture agreement (the “JV Agreement”) entered into by Kandi Vehicles and Shanghai Maple Guorun Automobile Co., Ltd. (“Shanghai Guorun”), a 99%-owned subsidiary of Geely Automobile Holdings Ltd. (“Geely”), the parties established Zhejiang Kandi Electric Vehicles Co., Ltd. (the “JV Company”) to develop, manufacture and sell EV products and related auto parts. Each of Kandi Vehicles and Shanghai Guorun has 50% ownership interest in the JV Company. In March 2014, the JV Company changed its name to Kandi Electric Vehicles Group Co., Ltd. At present, the JV Company is a holding company and all products are manufactured by its subsidiaries. In an effort to improve the JV Company’s development, Zhejiang Geely Holding Group, the parent company of Geely, became a JV Company shareholder on October 26, 2016, through its purchase of the 50% equity of the JV Company held by Shanghai Guorun at a premium price (a price exceeding the cash amount of the aggregate of the original investment and the shared profits over the years). On May 19, 2017, due to business development, Zhejiang Geely Holding Group, Ltd. (Geely Holding) transferred its equity in the JV Company to Geely Group (Ningbo) Ltd., a company wholly owned by Mr. Li Shufu, Chairman of the Board of Geely Holding. On May 23, 2018, in order to obtain the manufacturing license, according to the recent notice (FGBCY[2018] No.547) from the National Development and Reform Commission in China, the JV Company increased its registered capital by RMB 1.09 billion (approximately $165 million), of which Kandi Vehicle increased its capital contribution to the JV Company by converting its RMB 545 million (approximately $79 million) loans to the JV Company to registered capital in the JV Company. Geely Group, Ltd. (“Geely Group”) became a new shareholder of the JV Company by investing RMB 545 million (approximately $79million). After this restructure, Kandi Vehicles, Geely Group and Geely Group (Ningbo) Ltd., each own 50%, 26.08%, and 23.92% of equity in the JV Company, respectively.

On March 21, 2019, Kandi Vehicles entered into an Equity Transfer Agreement (the “Transfer Agreement”) with Geely Technologies Group Co., Ltd. (“Geely”) to transfer 21.47% of its equity interests in the JV Company to Geely for a total amount of RMB516 million (approximately $76.9 million). Before the transaction contemplated by the Transfer Agreement takes place, the JV Company agrees to convert a loan of RMB314 million (approximately $46.7 million) from Geely last year to equity in order to increase its cash flow. As a result, the registered capital of the JV Company shall become RMB2.44 billion (approximately $363.2 million), Kandi Vehicles shall own 43.47% and Geely shall own 56.53%, of the equity interests in the JV Company, upon the conversion of the loan into equity in the JV Company. After the completion of the equity interests transfer referenced above, Kandi Vehicles shall own 22% equity interests of the JV Company and Geely and its affiliates shall own 78% equity interests of the JV Company. The transfer is expected to be consummated within six months from the completion of the ownership updates of the JV Company with the State Administration and Industrial and Commerce bureau.

In March 2013, Kandi Vehicles formed Kandi Electric Vehicles (Changxing) Co., Ltd. (“KandiChangxing”) in the Changxing (National) Economic and Technological Development Zone. KandiChangxing is engaged in the production of EV products. In the fourth quarter of 2013, Kandi Vehicles entered into an ownership transfer agreement with the JV Company pursuant to which Kandi Vehicles transferred 100% of its ownership in KandiChangxing to the JV Company. We, indirectly through our 50% ownership interest in the JV Company, have a 50% economic interest in KandiChangxing.

In July 2013, Zhejiang ZuoZhongYou Electric Vehicle Service Co., Ltd. (the “Service Company”) was formed. The Service Company is engaged in various pure EV leasing businesses, generally referred to as the Micro Public Transportation (“MPT”) and other EV share programs. Kandi Vehicle had a 9.5% ownership interest in the Service Company. After various tests and thorough assessments in the last five years, we determined that a large sum of capital still needs to be invested in order to increase the size of EV share programs. After considering Geely Group’s ability to grow the Service Company’s business to be stronger and more expansive and a successful growth of the Service Company would have positive impact on the development of the JV Company’s business, Kandi Vehicle transferred its 9.5% of ownership interest in the Service Company to Geely Group in June 2018.

In November 2013, Kandi Electric Vehicles Jinhua Co., Ltd. (“Kandi Jinhua”) was formed by the JV Company. The JV Company has a 100% ownership interest in Kandi Jinhua, and we, indirectly through our 50% ownership interest in the JV Company, have a 50% economic interest in Kandi Jinhua. In April 2017, Kandi Jinhua was reorganized to be owned directly by Kandi Jiangsu, which is 100% directly owned by the JV Company.

In November 2013, Zhejiang Ji He Kang Electric Vehicle Sales Co., Ltd. (“Ji He Kang”) was formed by the JV Company. JiHeKang is engaged in the car sales business. The JV Company has a 100% ownership interest in JiHeKang, and we, indirectly through our 50% ownership interest in the JV Company, have a 50% economic interest in JiHeKang. In April 2017, JiHeKang was reorganized to be owned directly by Kandi Jiangsu, which is 100% directly owned by the JV Company.

In December 2013, the JV Company entered into an ownership transfer agreement with Shanghai Guorun, pursuant to which the JV Company acquired a 100% ownership interest in Kandi Electric Vehicles (Shanghai) Co., Ltd. (“Kandi Shanghai”). As a result, Kandi Shanghai is a wholly-owned subsidiary of the JV Company, and our company, indirectly through its 50% ownership interest in the JV Company, has a 50% economic interest in Kandi Shanghai.

In January 2014, KandiElectric Vehicles Jiangsu Co., Ltd. (“Kandi Jiangsu”) was formed by the JV Company. The JV Company has a 100% ownership interest in Kandi Jiangsu, and our company, indirectly through its 50% ownership interest in the JV Company, has a 50% economic interest in Kandi Jiangsu. Kandi Jiangsu is mainly engaged in EV research and development, manufacturing, and sales. As of the date of this prospectus, Kandi Jiangsu directly owns 100% of JiHeKang, JiHeKang Service Company, Liuchuang and KandiJinhua.

In November 2015, Hangzhou Puma Investment Management Co., Ltd. (“Puma Investment”) was formed by the JV Company. Puma Investment provides investment and consulting services. The JV Company has a 50% ownership interest in Puma Investment (the other 50% is owned by Zuozhongyou Electric Vehicles Service (Hangzhou) Co., Ltd., a subsidiary of the Service Company), and our company, indirectly through the JV Company, has a 25% economic interest in Puma Investment.

In November 2015, Hangzhou JiHeKang Electric Vehicle Service Co., Ltd. (the “JiHeKang Service Company”) was formed by the JV Company. The JiHeKang Service Company focuses on after-market services for EV products. In April 2017, JiHeKang Service Company was reorganized to be owned directly by Kandi Jiangsu, which is 100% directly owned by the JV Company. The JV Company has a 100% ownership interest in the JiHeKang Service Company, and our company, indirectly through the JV Company, has a 50% economic interest in the JiHeKang Service Company.

In December 2015, Zhejiang JiHeKang Electric Vehicle Sales Co., Ltd. Tianjin Branch (“JiHeKang Tianjin”) was formed by JiHeKang. JiHeKang Tianjin was engaged in the car sales business. JiHeKang Tianjin was dissolved in September 2018.

In January 2016, Kandi Electric Vehicles (Wanning) Co., Ltd. was renamed Kandi Electric Vehicles (Hainan) Co., Ltd. (“Kandi Hainan”). Kandi Hainan was originally formed in Wanning City in Hainan Province by Kandi Vehicles and Kandi New Energy in April 2013, and was transferred to Haikou City in January 2016. Kandi Vehicles has a 90% ownership interest in Kandi Hainan, and Kandi New Energy has the remaining 10% ownership interest. In fact, Kandi Vehicles is, effectively, entitled to 100% of the economic benefits, voting rights and residual interests (100% of the profits and losses) of Kandi Hainan as Kandi Vehicles is entitled to 100% of the economic benefits, voting rights and residual interests of Kandi New Energy.

In August 2016, Jiangsu JiDian Electric Vehicle Sales Co., Ltd. (“Jiangsu JiDian”) was formed by JiHeKang. Jiangsu JiDian is engaged in the car sales business. Since JiHeKang is 100% owned by the JV Company, the JV Company has a 100% ownership interest in Jiangsu JiDian, and our company, indirectly through its 50% ownership interest in the JV Company, has a 50% economic interest in Jiangsu JiDian.

In October 2016, JiHeKang acquired Tianjin BoHaiWan Vehicle Sales Co., Ltd. (“Tianjin BoHaiWan”), which is engaged in the car sales business. Since JiHeKang is 100% owned by the JV Company, the JV Company has a 100% ownership interest in Tianjin BoHaiWan, and our company, indirectly through its 50% ownership interest in the JV Company, has a 50% economic interest in Tianjin BoHaiWan.

In November 2016, Changxing Kandi Vehicle Maintenance Co., Ltd. (“Changxing Maintenance”) was formed by Kandi Changxing. Changxing Maintenance is engaged in the car repair and maintenance business. In December 2017, the Service Company entered into an agreement with the JV Company to acquire 100% of Changxing Maintenance for RMB 1,089,887 or approximately $167,501. The transaction was completed in April 2018.

In November 2016, Guangdong JiHeKang Electric Vehicle Sales Co., Ltd. (“Guangdong JiHeKang”) was formed by JiHeKang. Guangdong JiHeKang is engaged in the car sales business. Since JiHeKang is 100% owned by the JV Company, the JV Company has a 100% ownership interest in Guangdong JiHeKang, and our company, indirectly through its 50% ownership interest in the JV Company, has a 50% economic interest in Guangdong JiHeKang.

In March 2017, Hangzhou Liuchuang Electric Vehicle Technology Co., Ltd. (“Liuchuang”) was formed by Kandi Jiangsu. Since Kandi Jiangsu is 100% owned by the JV Company, the JV Company has a 100% ownership interest in Liuchuang, and our company, indirectly through its 50% ownership interest in the JV Company, has a 50% economic interest in Liuchuang.

In April 2017, in order to promote business development, KandiJinhua, JiHeKang, and the JiHeKang Service Company were reorganized to become subsidiaries of Kandi Jiangsu. As the JV Company has a 100% ownership interest in Kandi Jiangsu, the JV Company has 100% ownership interests in KandiJinhua, JiHeKang, and the JiHeKang Service Company; our company, indirectly through its 50% ownership interest in the JV Company, has a 50% economic interest in Kandi Jinhua, JiHeKang, and the JiHeKang Service Company.

In December 2017, Zhejiang Chang Dian Technology Co., Ltd. (“Zhejiang Chang Dian”) was formed by the JV Company. Zhejiang Chang Dian is primarily engaged in the battery replacement business. Since Zhejiang Chang Dian is 100% owned by the JV Company, and our company, indirectly through its 50% ownership interest in the JV Company, has a 50% economic interest in Zhejiang Chang Dian.

In December 2017, Kandi Vehicles and the sole shareholder of Jinhua An Kao Power Technology Co., Ltd. (“Jinhua An Kao”) entered into a Share Transfer Agreement and a Supplementary Agreement, pursuant to which Kandi Vehicles acquired Jinhua An Kao. The two agreements were signed on December 12, 2017 and the closing took place on January 3, 2018. Kandi Vehicles acquired 100% of the equity interests of Jinhua An Kao for a purchase price of approximately RMB 25.93 million (approximately $3.9 million) in cash. In addition, pursuant to the Supplementary Agreement, we issued a total of 2,959,837 shares of restrictive stock, or 6.2% of our total outstanding shares of common stock to the shareholder of Jinhua An Kao. An additional 2,959,837 shares were placed as make good shares for the undertaking of Jinhua An Kao to achieve no less than a total of RMB 120,000,000 (approximately $18.1 million) net income over the course of the following three years. The Supplementary Agreement set forth the terms and conditions of the issuance of these shares, including that we will have the voting rights of the make good shares until conditions for vesting those shares are satisfied.

In March 2018, Jiangsu Gu Xiang New Energy Technology Co., Ltd. (“Jiangsu Gu Xiang”) was formed by Zhejiang Chang Dian. Jiangsu Gu Xiang is primarily engaged in technical research, development, services and consultation of new energy vehicles, battery replacement and maintenance, and other business.

In April 2018, Zhejiang Chang Dian Technology Co., Ltd. Hangzhou Tonglu Branch (“Chang Dian Tonglu”) was formed by Zhejiang Chang Dian. Chang Dian Tonglu is primarily engaged in the battery replacement business.

In April 2018, Zhejiang Chang Dian Technology Co., Ltd. Changxing Branch (“Chang Dian Changxing”) was formed by Zhejiang Chang Dian. Chang Dian Changxing is primarily engaged in the battery replacement business.

On May 31, 2018, we entered into a Membership Interests Transfer Agreement (the “Transfer Agreement”) with the two members of Sportsman Country, LLC (“Sportsman Country”) under which we acquired 100% of the ownership of Sportsman Country. Sportsman Country is a Dallas based sales company primarily engaged in the wholesale of off-road vehicle products, with a small percentage of business in off-road vehicle parts wholesale and retail. According to the terms of the Transfer Agreement, we transferred $10.0 million worth of restricted shares to acquire 100% membership interests in Sportsman Country, of which we were required to issue $1.0 million worth of corresponding restricted shares within 30 days from the signing date of the Transfer Agreement, and the remaining $9.0 million worth of corresponding restricted shares to be released from escrow based on Sportsman Country’s pre-tax profit performance over the course of the following three years. The transaction closed in July 2018. In August 2018, Sportsman Country changed its name to SC Autosports LLC.

Our primary business operations are designing, developing, manufacturing and commercializing EV products, EV parts and off-road vehicles. As part of our strategic objective of becoming a leading manufacturer of EV products (through the JV Company) and related services, we have increased our focus on pure EV-related products, and are actively pursuing expansion in the China market and international market.

Our Corporate Information

We are headquartered in Zhejiang Province in China. Our principal executive offices are located at Jinhua City Industrial Zone, Jinhua, Zhejiang Province, People’s Republic of China, Post Code 321016, and our telephone number at this location is +86-579-82239856. Our website address is http://www.kandivehicle.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus.

The Offering

Securities Offered by the Selling Stockholders:	Up to an aggregate of 7,639,364 shares of our common stock.

Common Stock outstanding: (1)	51,496,944 shares of common stock.

Use of Proceeds:	We will not receive any proceeds from the sale of our common stock offered by this prospectus. See “Use of Proceeds” on page 7.

Risk Factors:	We are subject to a number of risks of which you should be aware before you decide to purchase our common stock. These risks are discussed more fully in the section captioned “Risk Factors”, beginning on page 7 of this prospectus.

NASDAQ Global Select Market Symbol:	KNDI

(1)	The number of shares of our common stock outstanding is based on 51,496,944 shares of common stock outstanding as of March 18, 2019, and excludes as of such date:

4,507,558 shares held in escrow, subject to a contractual legend with a contingency of the target companies’ making the milestones for the financial performance for the fiscal years ended December 31, 2018, 2019 and 2020;

3,900,000 shares of common stock issuable upon exercise of outstanding stock options; and

13,765,331 shares of common stock reserved for issuance under our equity incentive plans.

RISK FACTORS

Investing in shares of our common stock involves risk. Before making any investment decision, you should carefully consider the risk factors set forth below, under the caption “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q, which are incorporated by reference in this prospectus, as well as in any applicable prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

These risks could materially affect our business, results of operation or financial condition and affect the value of our common stock. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. You could lose all or part of your investment. For more information, see “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may be “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act and may involve material risks, assumptions and uncertainties. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “believe,” “might,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” and similar words, although some forward-looking statements are expressed differently.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict and which may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Neither we nor any of the Selling Stockholders undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. If we do update or correct one or more forward-looking statements, you should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements is included in our periodic reports filed with the SEC and in the “Risk Factors” section of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered by this prospectus. The Selling Stockholders will receive all of the proceeds. We will pay all costs, fees and expenses incurred in connection with the registration of the shares of our common stock covered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and certain provisions of our certificate of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation, as amended, our bylaws and applicable provisions of the Delaware General Corporation Law (the “DGCL”).

See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our certificate of incorporation and bylaws, which have been filed with and are publicly available from the SEC

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001.

DESCRIPTION OF COMMON STOCK

As of March 18, 2019, there were 51,496,944 shares of our common stock outstanding, held by approximately 33 stockholders of record.

Our common stock is currently traded on the NASDAQ Global Select Market under the symbol “KNDI.”

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 4301, Denver, Colorado 80209, is the registrar and transfer agent of our common stock.

All issued and outstanding shares of common stock are fully paid and nonassessable. Shares of our common stock that may be offered for resale, from time to time, under this prospectus will be fully paid and nonassessable.

Delaware Anti-Takeover Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

●	before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

●	upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

●	at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation authorized at a meeting of stockholders by the affirmative vote of the holders of 66 ⅔% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Presently, we have not opted out of this provision.

DESCRIPTION OF PREFERRED STOCK

As of March 18, 2019, no shares of preferred stock had been issued or were outstanding.

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights and preferences of the shares of any such series without stockholder approval. Our board of directors may issue preferred stock in one or more series and has the authority to fix the designation and powers, rights and preferences and the qualifications, limitations or restrictions with respect to each class or series of such class without further vote or action by the stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Further, our board of director may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

SELLING STOCKHOLDERS

We have agreed to register 7,639,364 shares of our common stock which are beneficially owned by the Selling Stockholders. The shares of common stock that are being registered pursuant to the registration statement of which this prospectus forms a part were issued to the Selling Stockholders in connection with the purchase by our company of Jinhua An Kao Power Technology Co., Ltd. (“Jinhua An Kao”) and SC Autosports LLC (f/k/a Sportsman Country, LLC) (“SC Autosports”), as further described below.

Acquisition of Jinhua An Kao

In December 2017, Kandi Vehicles and the sole shareholder of Jinhua An Kao entered into a Share Transfer Agreement and a Supplementary Agreement, pursuant to which Kandi Vehicles acquired Jinhua An Kao. The two agreements were signed on December 12, 2017 and the closing took place on January 3, 2018. Kandi Vehicles acquired 100% of the equity interests of Jinhua An Kao for a purchase price of approximately RMB 25.93 million (approximately $4 million) in cash. In addition, pursuant to the Supplementary Agreement, we issued a total of 2,959,837 restricted shares of our common stock, or 6.2% of the total outstanding shares of our common stock, to the shareholder of Jinhua An Kao, and may be required to pay future consideration up to an additional 2,959,837 shares of our common stock, which are being held in escrow, to be released contingent upon the achievement of certain net income-based milestones in the next three years. The Supplementary Agreement sets forth the terms and conditions of the issuance of these shares, including a provision that gives us the voting rights of the make good shares until conditions for vesting those shares are satisfied. The shares of common stock were issued to the Selling Stockholder in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act.

Acquisition of SC Autosports

On May 31, 2018, we entered into a Membership Interests Transfer Agreement (the “Transfer Agreement”) with the two members of Sportsman Country, LLC under which we acquired 100% of the outstanding membership interests of Sportsman Country. Pursuant to the Transfer Agreement, we issued 1,719,690 shares of common stock to the owners of Sportsman Country to acquire 100% of the membership interests of Sportsman Country, with 10% of such shares (171,969 shares) being issued within 30 days from the signing date of the Transfer Agreement, and with the remaining 90% of such shares (1,547,721 shares) to be held in escrow to be released contingent upon the achievement of certain pre-tax profit based milestones over the course of the following three years. The transaction closed in July 2018. Sportsman Country changed its name to SC Autosports LLC in August of 2018. The shares of common stock were issued to the Selling Stockholder in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act.

The shares of common stock beneficially owned by each of the Selling Stockholders, which were issued as a result of the transactions described above, are being registered to permit public secondary trading of these securities, and the Selling Stockholders may offer these shares for resale from time to time as described in the “Plan of Distribution.”

To our knowledge, none of the Selling Stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates, except for the following:

David Shan is Chairman of SC Autosports and Johnny Tai is CEO of SC Autosports.

The following table sets forth the names of each of the Selling Stockholders, the number of shares of common stock owned beneficially by each Selling Stockholder as of March 18, 2019, and the number of shares that may be offered for resale by the Selling Stockholders from time to time. These shares may also be sold by donees, pledgees, and other transferees or successors in interest of the Selling Stockholders.

The Selling Stockholders may decide to sell all, some, or none of the shares of the common stock listed below. We currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the securities covered by this prospectus. We cannot provide you with any estimate of the number of shares of our common stock that any of the Selling Stockholders will hold in the future.

For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act, and includes voting power and investment power with respect to such shares. In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of shares of common stock outstanding for that individual or group includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.

The applicable percentages of ownership are based on an aggregate of 51,496,944 shares of our Common Stock outstanding on March 18, 2019. This does not include a total of 4,507,558 shares held in escrow as described under Note 1 to the table below.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Before the Offering	Percent of Common Stock Owned Before the Offering	Shares Available for Sale Under This Prospectus	Number of Shares of Common Stock To Be Owned After the Termination of the Offering	Percent of Common Stock to be Owned After Completion of the Offering
Xinhuo Wang (2)	2,680,000	5.2%	2,680,000	(1)	(1)
Ying Wang (3)	2,680,000	5.2%	2,680,000	(1)	(1)
Ming Chen (4)	305,974	*	305,974	(1)	(1)
Kelly Shi Duffy (5)	253,700	*	253,700	(1)	(1)
David Shan (6)	945,830	1.8%	945,830	(1)	(1)
Johnny Tai (7)	773,860	1.5%	773,860	(1)	(1)

* Less than one percent

(1)	Because (a) the Selling Stockholders may offer all or some of the shares of our common stock that they hold in the offering contemplated by this prospectus, (b) the offering of shares of our common stock is not being underwritten on a firm commitment basis, and (c) the Selling Stockholders could purchase additional shares of our common stock from time to time, no estimate can be given as to the number of shares or percent of our common stock that will be held by the Selling Stockholders upon termination of the offering. Furthermore, as of the date of this registration statement, a portion of the Selling Stockholders’ shares are deemed to be “issued but not outstanding” which are subject to a contractual legend with a contingency of the target company’s making the milestones for the financial performance for the fiscal years ended December 31, 2018, 2019 and 2020. The following is a summary of the shares without contractual legends (vested) and those in escrow, as of the date of this registration statement. If the financial performance does not achieve the milestones set forth in the agreements, the shares in escrow may be forfeited.

Names	Shares Vested as of March 22, 2019	Shares in Escrow
Xinhuo Wang	1,340,000	1,340,000
Ying Wang	1,340,000	1,340,000
Ming Chen	152,987	152,987
Kelly Shi Duffy	126,850	126,850
David Shan	94,583	851,247
Johnny Tai	77,386	696,474
Subtotal	3,131,806	4,507,558

(2)	The address of Wang Xinhuo is No.27-2-401 Baojiwaitan, Qingzhaolu, Jindongqu, Jinhua, Zhejiang, China.

(3)	The address of Ying Wang is No.27-2-401 Baojiwaitan, Qingzhaolu, Jindongqu, Jinhua, Zhejiang, China.

(4)	The address of Ming Chen is No.9-1-302 Qixiayuan, Guihuacheng, Xihuqu, Hangzhou, Zhejiang, China

(5)	The address of Kelly Shi Duffy is No.28, Fifteen St., Hong Lok Yuen, Tai Po, Hong Kong.

(6)	The address of David Shan is 5426 Royal Ln Dallas, TX, 75229.

(7)	The address of Johnny Tai is 6822 Providence Rd, Garland, TX , 76034.

PLAN OF DISTRIBUTION

The common stock covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each of the Selling Stockholders as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by Selling Stockholders will decrease as and when they effect any such transfers. The plan of distribution for the Selling Stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Once sold under this registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Stockholders may also make sales in negotiated transactions. The Selling Stockholders may offer their shares from time to time pursuant to one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	public or privately negotiated transactions;

●	on the NASDAQ Global Select Market (or through the facilities of any national securities exchange or U.S. inter- dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

●	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the Selling Stockholders may:

●	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

●	sell the shares short after the effective date of the registration statement of which this prospectus forms a part and redeliver the shares to close out such short positions;

●	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

●	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the Selling Stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods. The Selling Stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a Selling Stockholder for purposes of this prospectus. The Selling Stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the Selling Stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus; provided, however in the event of a pledge or then default on a secured obligation by the Selling Stockholders, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of Selling Stockholders to include the pledgee, secured party or other successors in interest of the Selling Stockholders under this prospectus.

The Selling Stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, provided the Selling Stockholders meet the criteria and conform to the requirements of such rule.

The Selling Stockholders may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on their behalf. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions). If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. Neither we, nor the Selling Stockholders, can presently estimate the amount of that compensation. If any selling stockholder notifies us that a material arrangement has been entered into with a broker- dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424 under the Securities Act, setting forth: (i) the name of each of the selling stockholder and the participating broker-dealers; (ii) the number of shares involved; (iii) the price at which the shares were sold; (iv) the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable; (v) a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and any other fact material to the transaction.

The Selling Stockholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the Selling Stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of, or during, that distribution. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares. We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply.

In offering the shares covered by this prospectus, the Selling Stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the Selling Stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. We are not aware that any Selling Stockholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of its shares of our common stock.

LEGAL MATTERS

The validity of the Common Stock offered in this prospectus will be passed upon for us by Pryor Cashman LLP.

EXPERTS

The consolidated financial statements of Kandi Technologies Group, Inc. and its subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference in the registration statement in reliance on the report of BDO China Shun Lun Pan Certified Public Accountants LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2018 and 2017 of Kandi Electric Vehicles Group Co., Ltd., and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference in the registration statement in reliance on the report of BDO China Shu Lun Pan Certified Public Accountants LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, between the date of the initial registration statement and prior to effectiveness of the registration statement and the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 15, 2019;

●	our Current Report on Form 8-K (for item 1.01 only) filed with the SEC on March 25, 2019;

●	the description of our Common Stock contained in the registration statement on Form 8-A, dated March 17, 2008, File No. 001-33997, and any other amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents that we file with the SEC on or after the effective time of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all shares of common stock registered hereunder or the termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Kandi Technologies, Corp.
Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
Attn: Zhu Xiaoying, Interim CFO
+86-579-82239856

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance you are referred to the copy of the contract or other document filed as an exhibit to the registration statement or incorporated herein, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the shares of common stock that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these shares of common stock that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below or at the SEC’s website as noted below. You should read the registration statement, including any applicable prospectus supplement, for further information about us and these shares of common stock.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because our common stock is listed on the NASDAQ Global Select Market, you may also inspect reports, proxy statements and other information at the offices of the NASDAQ Global Select Market.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by us in connection with the offering of our common stock being registered hereby. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$6,018.29
Legal fees and expenses	10,000.00
Accounting fees and expenses	5,000.00
Printing and miscellaneous expenses	500.00

Total expenses	$21,018.29

Item 15. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification shall be made where the person seeking indemnification has been found liable to the corporation, unless and only to the extent that a court determines is fair and reasonable in view of all circumstances.

Our Certificate of Incorporation provides that no director shall be personally liable to our company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to our company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. At present, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. We have purchased Directors & Officers Liability insurance for our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to our charter documents or the DGCL, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 16. Exhibits and Financial Schedule

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jinhua, the People’s Republic of China, on the 25th day of March, 2019.

KANDI TECHNOLOGIES GROUP, INC.

By:	/s/ Hu Xiaoming
Hu Xiaoming
Chairman of the Board of Directors, President and
Chief Executive Officer (Principal Executive Officer)

Each person whose signature appears below constitutes and appoints Hu Xiaoming and Zhu Xiaoying as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3 and any subsequent registration statement the Registrant may hereafter file with the Securities and Exchange Commission pursuant to Rule 462 under the Securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hu Xiaoming	Chairman of the Board of Directors,	March 25, 2019
Hu Xiaoming	President and Chief Executive
Officer (Principal Executive Officer)

/s/ Zhu Xiaoying	Interim Chief Financial Officer	March 25, 2019
Zhu Xiaoying	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Zhu Feng	Director	March 25, 2019
Zhu Feng

/s/ Lin Yi	Director	March 25, 2019
Lin Yi

/s/ Jerry Lewin	Director	March 25, 2019
Jerry Lewin

/s/ Henry Yu	Director	March 25, 2019
Henry Yu

/s/ Chen Liming	Director	March 25, 2019
Chen Liming

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Certificate of Incorporation (filed as Exhibit 3.1 to the registrant’s Registration Statement on Form SB-2, dated April 1, 2005; File No. 333-123735, and incorporated herein by reference).
3.2	Certificate For Renewal and Revival of Charter dated May 27, 2007 (filed as Exhibit 3.2 to the registrant’s Registration Statement on Form S-3, dated June 20, 2014; File No. 196938, and incorporated herein by reference).
3.3	Certificate of Amendment of Certificate of Incorporation (filed as Exhibit 4.2 to the registrant’s Form S-3, dated November 19, 2009; File No. 333-163222, and incorporated herein by reference).
3.4	Certificate of Amendment of Certificate of Incorporation (filed as Exhibit 3.1 to the registrant’s Form 8-K, dated December 21, 2012, and incorporated herein by reference).
3.5	Bylaws (filed as Exhibit 3.2 to the registrant’s Form SB-2, dated April 1, 2005; File No. 333-123735, and incorporated herein by reference).
4.1	Common Stock Specimen (filed as Exhibit 4.1 to the registrant’s Registration Statement on Form SB-2/A dated June 2, 2005; 1934 Act File No. 333-120431, and incorporated herein by reference).
5.1	Opinion of Pryor Cashman LLP.**
10.1	English Translation of the Share Transfer Agreement by and between Zhejiang Kandi Vehicles Co., Ltd. and Mr. Wang Xinhuo dated December 12, 2017 (filed as Exhibit 10.18 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and incorporated herein by reference).
10.2	English Translation of the Supplementary Agreement by and between Zhejiang Kandi Vehicles Co., Ltd. and Mr. Wang Xinhuo dated December 12, 2017 (filed as Exhibit 10.19 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and incorporated herein by reference).
10.3	Membership Interest Transfer Agreement of Sportsman Country, LLC by and between David Shan, Johnny Tai and Kandi Technologies Group, Inc. dated May 31, 2017 (Bilingual) (filed as Exhibit 10.15 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and incorporated herein by reference).
10.4	Amendment No. 2 to 2008 Omnibus Long-Term Incentive Plan (filed as Appendix A to the registrant’s definitive proxy statement on Schedule 14A filed with the SEC on November 16, 2018, and incorporated herein by reference).
23.1	Consent of Independent Registered Public Accounting Firm (regarding Kandi Technologies Group, Inc.).**
23.2	Consent of Independent Registered Public Accounting Firm (regarding Kandi Electric Vehicles Group Co., Ltd., the JV Company)**
23.3	Consent of Pryor Cashman LLP (included in legal opinion filed as Exhibit 5.1).**
24.1	Powers of Attorney (included on signature page)

** Filed herewith

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